                                                                     Exhibit 5.1


                      [ Davis Polk & Wardwell Letterhead ]


                                                     December 7, 2000

AerCo Limited
22 Grenville Street
St. Helier
Jersey JE4 8PX
Channel Islands

Dear Sirs:

         We have acted as United States counsel to AerCo Limited ("AerCo") in connection with the Registration Statement on Form F-4 (the "Registration Statement") filed with the Securities and Exchange Commission (File No. 33-66973) by AerCo for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), $960,000,000 in aggregate principal amount of four subclasses of AeroCo's Notes due July 15, 2025 (the "New Notes") which AerCo is offering to exchange (the "Exchange Offer") for any and all of its outstanding subclasses of Notes due July 15, 2025 (the "Old Notes"). The Notes are to be issued pursuant to an Indenture dated July 15, 1998 between AerCo and Bankers Trust Company, as trustee (the "Trustee"), as supplemented by Indenture Supplement No. 1 dated July 17, 2000 between AerCo and the Trustee (as supplemented, the "Indenture"). We have examined such matters of fact and law as we have deemed necessary or advisable for the purpose of this opinion.

         Based on the foregoing, we are of the opinion that:

         1. Assuming the due execution and delivery of the New Notes, the New Notes, when duly executed and authenticated in accordance with the Indenture and duly delivered in exchange for the Old Notes in accordance with the terms of the Exchange Offer, will, insofar as New York law is concerned, constitute valid and binding obligations of AerCo enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting creditors' rights generally and equitable principles.

         2. The statements in the Prospectus forming a part of the Registration Statement under the captions "Tax Considerations - United States Taxation" and "Legal Matters", insofar as such statements constitute summaries of the legal matters, documents or proceedings under the laws of the United States, fairly summarize the matters referred to therein.

         We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States of America.

         We hereby consent to the use of our name under the captions "Taxation" and "Legal Matters" in the Prospectus forming a part of the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this opinion. In giving such consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act.

                                            Very truly yours,


                                            /s/ Davis Polk & Wardwell


                                        2